Subsidiaries of Mutual Savings Bank following the stock conversion of Mutual Savings Bank:


    Name                               Jurisdiction of Incorporation
    ----                               -----------------------------
    Mutual Savings Bank                Indiana
    Mutual Financial Services, Inc.    Indiana